Exhibit 10.12
Contract Between QR S.r.l. and Mara Tacconi, effective April 19, 2007

The appearer requests that I receive this deed by which he declares to nominate and constitute as special attorney-in-fact of the company “QR S.r.l.”, Ms.:

- Tacconi Mara born at Verona on 4 July 1955 and residing at Via del Fante 14, Villafranca di Verona, consultant;
that on behalf and in the name and interests of the above named company she exercises, by her sole siognature, all powers relating to administrative and contractual affairs of the company pertaining to all that which concern dealings with finance and administrative offices, as well as the drafting, rendering assistance and representing it in contractual matters, including amongst others, [powers]:

-	to sign the company’s correspondence ;
-	to purchase, dispose of, exchange, sell, transfer any movables, registered movables, both by sale or exchange;
-	to reach settlement of accounts, collect any debts, capital interest or accessory thereto, issue releases;
-	to stipulate and terminate contracts of lease, freight, transport, insurance and deposit, with widest powers for determination as to their content;
-	to stipulate and terminate contracts for the supply of telephone, electricity and methane gas utilities;
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to proceed wherever necessary for the obtaining of authorizations, permits, acknowledgments and administrative concessions required particularly for the operation of plant and machinery, commercial activities, customs transactions, etc.;

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to obtain delivery from the post office, railway administration, banks and from all other offices, any registered and/or insured letter, package, goods, cheques, securities, treasury bonds, to cash cheques of payment orders drawn on the Bank of Italy and on the State treasury, the finance administration and all other public administrative entities, to endorse post office warrants over to Cashiers and Post Offices, to endorse telegraphic warrants;

-	to sign declarations, pay imposts and taxes, file objections and applications administratively or judicially, to claim grant of tax amnesties and all related benefits;
-	to enter into and execute discount agreements, dealing with the proceeds thereof;
-	to order and authorize payments and credits in favour of third parties;
-	to issue bills of exchange, draft receipts in respect of payments recovered, endorse and discount bills of exchange and promissory notes;
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to make proposals, including irrevocable proposals, stipulate preliminary agreements, amend, substitute and novate obligations previously undertaken and accepted in all deeds herein expressly referred to;

-	to grant extensions of time for performance of services due, reductions in or remissions of debts;
-	to complete, although not mentioned above, all deeds necessary for the full exercise of the powers above specified and for the overall accomplishment of the objectives contemplated.

This power of attorney is valid and effective for five years commencing from to-day’s date. By way of consideration for the services rendered there shall be due to the attorney-in-fact the gross amount of euro 80.000,00 (eighty thousand) per year. In the event that QR S.r.l. should revoke this power of attorney for any reason whatsoever prior to expiry of the five years, or in the event that for whatsoever reason Ms. Mara Tacconi, due to causes not directly imputable to her, would no longer be the attorney-in-fact of QR S.r.L., QR S.r.l. shall pay to Ms. Mara Tacconi the gross amount of euros 40.000,00 (forty thousand) per year for the period remaining, by way of indemnity for loss of income.

Mara Tacconi

/s/ Mara Tacconi

Per QR

Gianmaria Tommasi

/s/ Gianmaria Tommasi